Exhibit 99.1

Neurogen Corporation
For Immediate Release	Contact:
Elaine Grimsell Dodge
Neurogen Corp.
203-315-4615
edodge@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
2006 FINANCIAL RESULTS

Branford, CT, March 7, 2007 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the quarter and year ended December 31, 2006.

Neurogen recognized a net loss for the fourth quarter of 2006 of $16.0 million, or $0.45 per share on 35.5 million weighted average shares outstanding. This compares to a net loss during the fourth quarter of 2005 of $10.6 million, or $0.31 per share on 34.4 million weighted average shares outstanding. The Company recognized a net loss for the twelve months ended December 31, 2006 of $53.8 million, or $1.55 per share on 34.8 million weighted average shares outstanding, as compared to a net loss of $37.1 million, or $1.08 per share on 34.3 million weighted average shares outstanding for fiscal 2005.

The increase in net loss reflects the impact of increased spending in Neurogen’s clinical and preclinical drug development programs. Also impacting results was the adoption on January 1, 2006 of Statement of Financial Accounting Standards 123R, “Share-based Payment” (SFAS 123R), which resulted in a non-cash operating expense of approximately $0.9 million, or an effect of approximately $0.03 per share for the fourth quarter of 2006 and of approximately $4.4 million, or an effect of approximately $0.13 per share, for the twelve month period.

Neurogen’s total cash and marketable securities as of December 31, 2006 totaled $107.6 million.

William H. Koster, Ph.D, President and CEO said, "2006 was a great year for Neurogen--arguably the best year in the Company’s history--and it positioned us to report key data during 2007. In addition to two Phase 2b trials underway in chronic insomnia with our insomnia agent, NG2-73, we have an on-going Phase 2a proof-of-concept study in dental pain with our VR-1 antagonist NGD 8243/MK2295 being conducted by our partner Merck (NYSE: MRK). We are also advancing our MCH1 antagonist, NGD 4715, for obesity in Phase I studies. By the end of 2007 we plan to initiate two Phase 2 programs with our partial D2 agonist, Aplindore, for Parkinson’s disease and Restless Legs Syndrome and to transition NGD 4715 into a Phase 2 proof-of-concept trial for obesity. Consequently, by the end of 2007 we anticipate that Neurogen will have five Phase 2 programs running simultaneously.”

Dr. Koster continued, “While the U.S. sales of insomnia drugs increased 31% to $3.7 billion in 2006, our market research indicates that physicians are only moderately pleased with current insomnia medications. We designed our next-generation drug, NG2-73, to improve on existing agents with its unique profile--a highly soluble partial agonist with preference for the GABA alpha-3 receptor subtype. Our goal is an insomnia agent that will get patients to sleep more quickly and help them maintain sleep throughout the night, with fewer side-effects. We are very encouraged with Phase 2 clinical results to date, where we have observed very rapid activity and a promising side-effect profile. The well-established connection between the GABA alpha-3 subtype and the reduction of anxiety also provides the prospect for relieving anxiety symptoms that are prevalent in many insomnia patients as they struggle to get to sleep.”

Operating revenue for the fourth quarter of 2006 increased 25% to $2.1 million from $1.7 million for the fourth quarter of 2005 and for the twelve months ended December 31, 2006 increased to $9.8 million from $7.6 million for the comparable period of 2005. The increase in operating revenue for the quarter and the twelve month period is due to revenue from the Company’s collaboration with Merck to discover and develop VR1-based drugs for pain and other indications.

Research and development expenses for the fourth quarter of 2006 increased 57% to $16.6 million from $10.6 million in the fourth quarter of 2005 and for the twelve month period increased to $55.9 million from $38.5 million in the comparable period of 2005. The increase in R&D expenses for the quarter and twelve month periods is due mainly to increased spending in Neurogen’s insomnia and obesity clinical programs and preclinical drug development programs and to expenses related to the adoption of SFAS 123R.

General and administrative expenses for the fourth quarter of 2006 increased 15% to $2.7 million, compared to $2.4 million for the same period in 2005 and for the twelve month period increased to $11.6 million from $9.6 million for the comparable period of 2005. The increase for the quarter and twelve month periods is due mainly to increases in patent expenses, and salaries and benefits expenses, including expense related to the adoption of SFAS 123R.

Operational Highlights for 2006

–	February: Merck initiated Phase 1 testing with NGD-8243/MK 2295 from our VR1 antagonist collaboration for pain, urinary incontinence, and cough.

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May: Positive Phase 2 transient insomnia data reported in a 369 patient study of NG2-73, a partial GABA agonist preferential for the alpha-3 receptor subtype. Rapid sleep onset data indicates the potential for a best-in-class therapeutic.

–	October: Commenced a Phase 2 trial with NG2-73 in 240 chronic insomnia patients with primary endpoint measuring sleep onset.

–	October: Merck commenced a Phase 2 proof-of-concept study in dental pain with NGD-8243/MK 2295 from our VR1 collaboration. Multiple ascending dose studies are ongoing.

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November: Acquired dopamine-2 partial agonist Aplindore from Wyeth for Parkinson’s disease and Restless Legs Syndrome. Aplindore has an established Phase 1 safety database in over 200 subjects and Phase 2 clinical trials in both indications are planned to begin late in 2007.

–	November: Phase 1 testing commenced with NGD-4715, an MCH antagonist, in our obesity program.

–	December: Commenced a second Phase 2 trial in chronic insomnia with NG2-73 in 36 chronic insomnia patients with primary endpoint measuring sleep maintenance.

–	December: Neurogen completed a $40.0 million registered direct financing at no discount to the market price.

Webcast
The Company will host a conference call and webcast to discuss fourth quarter results at 10:00 a.m. ET today, March 7, 2007. The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there. A replay of the call will be available after 1:00 pm ET on March 7, 2007 and accessible through the close of business, March 17, 2007. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 96741335.

About Neurogen
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, Parkinson’s disease and restless legs syndrome (RLS), pain, obesity, and depression. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry. For such statements, Neurogen claims the protection of applicable laws. Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies. Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

(Financial Tables Follow)

Page 4 of 5: Neurogen Announces 2006 Financial Results, March 7, 2007

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended Dec. 31, 2006	Three Months Ended Dec. 31, 2005	Twelve Months Ended Dec. 31, 2006	Twelve Months Ended Dec. 31, 2005

Operating revenues:
License fees	$1,122	$914	$4,467	$3,632
Research revenues	984	776	5,346	3,926
Total operating revenues	2,106	1,690	9,813	7,558

Operating expenses:
Research and development	16,616	10,605	55,853	38,487
General and administrative	2,742	2,385	11,560	9,628
Total operating expenses	19,358	12,990	67,413	48,115
Operating loss	(17,252)	(11,300)	(57,600)	(40,557)

Other income, net	608	664	2,519	3,044

Income tax benefit	635	--	1,305	393

Net loss	$(16,009)	$(10,636)	$(53,776)	$(37,120)

Basic and diluted loss per share	$(0.45)	$(0.31)	$(1.55)	$(1.08)

Shares used in calculation of loss per share:
Basic and diluted	35,544	34,410	34,789	34,318

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Page 5 of 5: Neurogen Announces 2006 Financial Results, March 7, 2007

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	December 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$56,170	$11,241
Marketable securities	51,401	104,119
Total cash and marketable securities	107,571	115,360
Receivables from corporate partners	209	157
Other current assets, net	2,813	2,892
Total current assets	110,593	118,409

Net property, plant and equipment	27,085	28,268
Other assets, net	61	87
Total assets	$137,739	$146,764

Liabilities and Stockholders’ Equity
Current liabilities
Unearned revenue from corporate partners, current portion	7,520	5,158
Other current liabilities	9,935	7,788
Total current liabilities	17,455	12,946

Long term liabilities
Unearned revenue from corporate partners, net of current portion	6,768	8,880
Loans payable, net of current portion	8,976	10,430
Total liabilities	33,199	32,256

Total stockholders’ equity	104,540	114,508
Total liabilities and stockholders’ equity	$137,739	$146,764

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